Exhibit 99.1

Fundamental Global Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

Mooresville, NC – April 1, 2025 - Fundamental Global Inc. (Nasdaq: FGF, FGFPP) (the “Company” or “Fundamental Global”) today announced results for the fourth quarter and full year ended December 31, 2024.

Kyle Cerminara, Chairman and Chief Executive Officer commented, “During 2024, we implemented initiatives to consolidate multiple public companies and streamline and simplify our operating structure. We successfully completed three merger transactions, monetized one of our real estate holdings, and continued to drive operating profit improvements in our managed services business. Recently, we announced an agreement for the sale of a portion of our reinsurance business for $5.6 million which we expect to close in the first half of 2025.”

“Our balance sheet is strong, with $109 million in total assets, nominal long-term debt and $74 million in stockholders’ equity. As part of our ongoing strategic evaluation, we will continue to focus on streamlining and simplifying our operations and increasing capital allocated to cash flow producing assets.”

Key Operational Highlights:

●	In February 2024, the Company completed its merger with FG Group Holdings Inc. to consolidate operations, reduce operating costs and streamline the Company’s operations.

●	In April 2024, the Company completed the sale of its Digital Ignition facility in Alpharetta, Georgia significantly reducing general and administrative expenses and long-term debt obligations.

●	In September 2024, the Company completed the sale of its Strong/MDI Screen Systems, Inc. operating subsidiary for approximately $30 million and launched Saltire Capital Ltd. as a Canadian public company.

●	In September 2024, the Company completed its merger with Strong Global Entertainment, Inc. to further reduce operating expenses and streamline the Company’s operations.

●	In October 2024, our merchant banking team announced the closing of an initial public offering for Aldel Financial II Inc., a SPAC client for the Company.

●	In February 2025, our merchant banking team announced the closing of an initial public offering for FG Merger II Corp., a SPAC client for the Company.

●	In March 2025, the Company executed an agreement for the sale of a portion of its reinsurance business for $5.6 million.

Financial Highlights

Note: The financial results reflect the Company’s performance following the reverse merger between Fundamental Global Inc. and FG Group Holdings, Inc. Consequently, the financial results for periods prior to the merger include only the operations of FG Group Holdings, while results after February 29, 2024, reflect the combined operations of Fundamental Global. Additionally, the results of Strong/MDI and the Company’s reinsurance operations have been reclassified as discontinued operations and are not included in the results of continuing operations.

As of December 31, 2024, the Company’s key balance sheet items included:

●	Total assets of $109.5 million, an increase of $47.3 million from December 31, 2023. Assets included equity holdings of $60.1 million, which included directly or indirectly held positions in Saltire Capital, Ltd., GreenFirst Forest Products, Inc., Firefly Media Systems Inc., OppFi Inc., FG Communities, Inc., Craveworthy LLC, and other holdings.

●	Total stockholders’ equity of $74.2 million, an increase of $37.2 million from December 31, 2023, reflecting the increased scale of the Company following the merger transactions and consolidation initiatives.

●	Short- and long-term debt totaled $2.4 million, a decrease of $5.4 million from December 31, 2023.

Revenue during 2024 increased $0.3 million or 1.5% to $17.3 million for the year. Revenue from managed services increased $5.5 million or 20.7% to $32.0 million on increasing demand from entertainment operators and contributions from the acquisition of Innovative Cinema Solutions in late 2023. Revenue growth from managed services was partially offset by increased non-cash equity method losses in the current year period.

Net loss attributable to common shareholders improved to $2.6 million for the year from a loss of $14.1 million in the prior year primarily due to the $21.8 million gain on the sale of Strong/MDI recognized during the year and improved performance in managed services. Net loss from continuing operations increased to $22.9 million from $12.3 million for the year. Stronger gross profit from managed services was offset by the addition of expenses of FGF which are not included in the periods prior to the merger and increased non-cash equity method losses.

Net loss per common share improved to $2.43 from $35.22 per common share in the prior year and net loss per common share from continuing operations improved to $22.84 from $29.38. The improvements are primarily due to the $21 million gain on the sale of Strong/MDI recognized during the 2024, as well as an increase in the number of weighted average shares outstanding as a result of the merger of the Company and FG Group Holdings.

Fundamental Global Inc.

Fundamental Global Inc. (Nasdaq: FGF, FGFPP) and its subsidiaries engage in diverse business activities including reinsurance, asset management, merchant banking, and managed services.

The FG® logo and Fundamental Global® are registered trademarks of Fundamental Global LLC.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation, general conditions in the global economy; risks associated with operating in the merchant banking, and managed services industries, including inadequately priced insured risks, credit risk; our inability to execute on our multi-industry business strategy and potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our business strategies; risks of being unable to close the sale of our reinsurance business in a reasonable time period or at all; risks of not being able to execute on our investment and investment management strategy and potential loss of value of holdings; risk of becoming an investment company; fluctuations in our short-term results as we implement our business strategies; risks of being unable to close the sale of our reinsurance business in a reasonable time period or at all; risks of not being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a public company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; and potential conflicts of interest between us and our directors and executive officers.

Our expectations and future plans and initiatives may not be realized. If one of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

Investor Contact:

investors@fundamentalglobal.com

FUNDAMENTAL GLOBAL INC.

Consolidated Balance Sheets

($ in thousands)

	December 31, 2024	December 31, 2023

ASSETS
Cash and cash equivalents	$7,794	$5,995
Accounts receivable, net	3,384	3,529
Inventories, net	1,432	1,482
Equity holdings, at fair value	5,763	10,552
Other equity holdings and other holdings	54,310	17,469
Property, plant and equipment, net	2,781	11,115
Operating lease right-of-use assets	201	371
Finance lease right-of-use assets	1,105	1,258
Assets of discontinued operations	31,626	9,886
Other assets	1,073	486
Total assets	$109,469	$62,143

LIABILITIES
Accounts payable and accrued expenses	$5,704	$4,834
Deferred revenue and customer deposits	857	867
Operating lease liabilities	236	421
Finance lease liabilities	1,136	1,283
Short-term debt	2,068	2,294
Long-term debt, net of debt issuance costs	301	5,461
Deferred income taxes	2,412	3,075
Liabilities of discontinued operations	22,436	6,799
Other liabilities	122	102
Total liabilities	35,272	25,136

Commitments and contingencies	-	-

SHAREHOLDERS’ EQUITY
Series A Preferred Shares	22,365	-
Common stock	29	225
Additional paid-in capital	50,924	55,856
Retained earnings	(229)	2,336
Treasury stock	-	(18,586)
Accumulated other comprehensive income (loss)	1,108	(4,682)
Total Fundamental Global stockholders’ equity	74,197	35,149
Equity attributable to non-controlling interest	-	1,858
Total stockholders’ equity	74,197	37,007
Total liabilities and stockholders’ equity	$109,469	$62,143

FUNDAMENTAL GLOBAL INC.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Net (loss) earnings on equity holdings and other holdings	$(4,628)	$440	$(14,675)	$(9,437)
Net product sales	3,463	2,783	18,561	13,978
Net services revenue	3,696	3,314	13,462	12,552
Total revenue	2,531	6,537	17,348	17,093

Expenses:
Costs of products	3,067	2,619	15,530	12,583
Costs of services	2,791	2,263	9,963	8,893
Selling expense	305	197	1,277	797
General and administrative expenses	2,348	2,757	13,979	11,111
Loss (gain) on impairment and disposal of assets	-	-	1,475	(5)
Total expenses	8,511	7,836	42,224	33,379
Loss from operations	(5,980)	(1,299)	(24,876)	(16,286)
Other income (expense):
Interest expense, net	(60)	(237)	(360)	(520)
Foreign currency transaction income (loss)	20	2	(7)	(1)
Bargain purchase on acquisition and other (expense) income, net	472	3,469	2,245	3,502
Total other income, net	432	3,234	1,878	2,981
Loss from continuing operations before income taxes	(5,548)	1,935	(22,998)	(13,305)
Income tax benefit	29	685	139	998
Net (loss) income from continuing operations	(5,519)	2,620	(22,859)	(12,307)
Net (loss) income from discontinued operations	(1,913)	(4,556)	21,544	(2,334)
Net (loss) income	(7,432)	(1,936)	(1,315)	(14,641)
Net loss attributable to non-controlling interest	-	(442)	(160)	(564)
Dividends declared on Series A Preferred Shares	(447)	-	(1,410)	-
Net loss attributable to common shareholders	$(7,879)	$(1,494)	$(2,565)	$(14,077)

Basic and diluted net (loss) income per common share:
Continuing operations	$(4.72)	$7.27	$(22.83)	$(29.38)
Discontinued operations	(1.50)	(10.82)	20.41	(5.84)
Total	$(6.23)	$(3.55)	$(2.43)	$(35.22)

Weighted average common shares outstanding:
Basic and diluted	1,265	421	1,056	400

FUNDAMENTAL GLOBAL INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss from continuing operations	$(22,859)	$(12,307)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Net unrealized holding loss on equity holdings	5,039	6,176
Loss from equity method holdings	10,713	3,261
Adjustment to gain acquisition of ICS assets	69	-
Net realized gain on sale of equity holdings	(306)	(1)
Provision for doubtful accounts	68	7
Provision for (benefit from) obsolete inventory	1	(34)
Provision for warranty	-	2
Depreciation and amortization	829	841
Amortization and accretion of operating leases	262	138
Impairment of property and equipment	1,422	-
Gain on merger of FGF and FGH	(2,321)	-
Deferred income taxes	(469)	(933)
Stock compensation expense	1,619	1,605
Changes in operating assets and liabilities:
Other assets	1,109	378
Accounts receivable	178	1,831
Inventories	(19)	393
Current income taxes	(46)	345
Accounts payable and accrued expenses	952	817
Deferred revenue and customer deposits	(66)	(789)
Operating lease obligations	(224)	(151)
Net cash (used in) provided by operating activities from continuing operations	(4,049)	1,579
Net cash used in operating activities from discontinued operations	(665)	(1,423)
Net cash (used in) provided by operating activities	(4,714)	156

Cash flows from investing activities:
Capital expenditures	(46)	(164)
Proceeds from sales of equity securities	5,021	198
Proceeds from sales of property and equipment	6,161	-
Collection of note receivable	203	-
Cash acquired in acquisition of ICS	-	58
Cash acquired in Merger of FGF and FGH	1,903	-
Net cash provided by investing activities from continuing operations	13,242	92
Net cash used in investing activities from discontinued operations	(94)	(787)
Net cash provided by (used in) investing activities	13,148	(695)

Cash flows from financing activities:
Payment of dividends on preferred shares	(1,411)	-
Principal payments on short-term debt	(603)	(653)
Payment payments on long-term debt	(5,192)	(224)
Net borrowing under credit facility	97	-
Proceeds from Strong Global Entertainment initial public offering	-	2,411
Payments of withholding taxes for net share settlement of equity awards	(21)	(135)
Payments on finance lease obligations	(253)	(159)
Net cash (used in) provided by financing activities from continuing operations	(7,383)	1,240
Net cash provided by financing activities from discontinued operations	525	2,143
Net cash (used in) provided by financing activities	(6,858)	3,383

Effect of exchange rate changes on cash and cash equivalents from continuing operations	(11)	21
Effect of exchange rate changes on cash and cash equivalents from discontinued operations	(36)	95
Net increase in cash and cash equivalents from continuing operations	1,799	2,932
Net (decrease) increase in cash and cash equivalents from discontinued operations	(270)	28
Net increase in cash and cash equivalents	1,529	2,960

Cash and cash equivalents from continuing operations at beginning of year	5,995	3,063
Cash and cash equivalents from continuing operations at end of year	$7,794	$5,995